UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2006

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11921	94-2844166
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 East 57th Street New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 10, 2006, Dennis Webb, President, E*TRADE Capital Markets of E*TRADE Financial Corporation (the “Company”), entered into a Rule 10b5-1 trading plan (the “Plan”) with a broker to sell Company common stock that will be acquired on exercise of Mr. Webb’s employee stock options. The Plan specifies the number of shares of the Company’s common stock that may be sold at pre-determined times, subject to the terms and conditions of the Plan. Mr. Webb entered into the Plan as part of his personal long-term investment strategy for asset diversification and liquidity. Mr. Webb will have no further control over the timing of his stock sales under the Plan.

The Plan includes both market and limit orders. Pursuant to the Plan, a maximum of 619,000 shares may be sold on predetermined dates between May 2006 and April 2007, subject to certain predetermined criteria including market price and remaining shares under the Plan, after which time the Plan will terminate. All shares sold in this Plan will come from the exercise of options that have various strike prices and will be executed as same day sales. The maximum number of shares that may be sold under the Plan constitute approximately 44.5% of Mr. Webb’s holdings of Company common stock, including vested and unvested stock options and restricted stock. This will be Mr. Webb’s exclusive plan for selling shares during this period and no other sales will be permitted during the Plan period. The Plan may be cancelled under certain circumstances with prior notice.

Any transactions under the Plan will be reported by Mr. Webb through Rule 144 filings and individual Form 4 filings with the Securities and Exchange Commission, as appropriate.

The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written stock trading plans at a time when the insider is not aware of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent prearranged transactions under the Rule 10b5-1 plan from being executed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

Date: May 12, 2006	By:	/s/ Russell S. Elmer
	Name:	Russell S. Elmer
	Title:	General Counsel and Corporate Secretary